EXHIBIT 10.3

WASHINGTON GROUP INTERNATIONAL

RESTORATION PLAN

Effective as of January 1, 2003

(As Amended and Restated August 14, 2003)

ARTICLE I

PURPOSE OF PLAN

The purpose of the Washington Group International Restoration Plan is to restore Company matching contributions that have been limited under a Company 401(k) Plan due to certain restrictions imposed on the compensation that may be deferred by participants in such Company 401(k) Plan.  The restoration of such Company matching contributions is accomplished by crediting a restoration account maintained under this Plan.  This Plan is intended to qualify under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

ARTICLE II

DEFINITIONS

Section 2.1                                      Definitions.  Whenever used in this instrument the following terms shall have the following respective meanings set forth in this Section 2.1:

“Account” means the restoration account maintained for a Participant pursuant to Article IV.

“Administrative Committee” means an administrative committee designated by the Committee for the purpose of overseeing the day-to-day administration and operation of the Plan in accordance with Section 6.1.

“Beneficiary” means the person designated, or deemed designated, by the Participant pursuant to Article VII, who will receive payments as provided under the Plan in the event of the Participant’s death.

“Board” means the Board of Directors of the Plan Sponsor.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, which committee shall be responsible for administering and operating the Plan in accordance with Article VI.

“Company” means the Plan Sponsor and each affiliate of the Plan Sponsor.

“Company 401(k) Plan” means, as applicable with respect to a Participant, the Washington Group International, Inc. 401(k) Retirement Savings Plan, the Westinghouse Government Services Group Savings Plan or the Westinghouse Savannah River Company/Bechtel Savannah River, Inc. Savings and Investment Plan.

“Deferred Compensation Plan” means the Washington Group International Voluntary Deferred Compensation Plan, in effect as of January 1, 2003 and as may be amended.

 “Disability” has the meaning assigned to such term in the Participant’s employment agreement with a Company, or if there is no such employment agreement in effect in which such term is defined, “Disability” means any illness or other physical or mental condition of the Participant for which he is eligible to receive benefits under the long-term disability plan of a Company in which such Participant participates.  In the event that a Participant does not participate in such a long-term disability plan of a Company, the determination of whether a “Disability” exists for purposes of the Plan shall be determined by the Committee.

“Effective Date” means January 1, 2003.

“Eligible 401(k) Compensation” means (i) with respect to a Participant who is a Washington Group 401(k) Participant, the compensation that may be deferred for a Plan Year under the Washington Group International, Inc. 401(k) Retirement Savings Plan, and (ii) with respect to a Participant who is a Westinghouse 401(k) Participant, the compensation that may be deferred for a Plan Year under the Westinghouse Government Services Group Savings Plan or the Westinghouse Savannah River Company/Bechtel Savannah River, Inc. Savings and Investment Plan.  However the term “Eligible 401(k) Compensation” shall not include any amounts designated by the Company as not being eligible compensation under this Plan.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“401(a)(17) Limit” means the maximum amount of annual compensation taken into account pursuant to Section 401(a)(17)(A) of the Code as in effect from time to time (which, in calendar year 2003, is Two Hundred Thousand Dollars ($200,000)).

 “Incentive Compensation” means, with respect to a Westinghouse 401(k) Participant, cash incentive compensation of a type that could be deferred under the Washington Group International, Inc. 401(k) Retirement Savings Plan if the Participant were a Washington Group 401(k) Participant.  However, the term “Incentive Compensation” shall not include any amounts designated by the Company as not being eligible compensation under this Plan.

“Qualifying Position” has the meaning ascribed to such term in Section 3.1(a).

“Participant” means a Washington Group 401(k) Participant or a Westinghouse 401(k) Participant who has been selected for participation in this Plan pursuant to Section 3.1.

“Plan” means the Washington Group International Restoration Plan, as set forth herein and as amended from time to time.

“Plan Sponsor” means Washington Group International, Inc., and its successors and assigns.

“Plan Year” means the calendar year.

 “Retirement” means a voluntary termination of employment by a Participant that is designated as a “retirement” by a Company.

“Washington Group 401(k) Participant” means an employee of a Company who participates in the Washington Group International, Inc. 401(k) Retirement Savings Plan.

“Westinghouse 401(k) Participant” means an employee of a Company who participates in the Westinghouse Government Services Group Savings Plan or the Westinghouse Savannah River Company/Bechtel Savannah River, Inc. Savings and Investment Plan.

Section 2.2                                      Rules of Construction.  Unless the context otherwise requires (i) a term shall have the meaning assigned to it in Section 2.1; (ii) all references to “Section” and “Article” shall be to sections and articles of this instrument; (iii) when reference is made herein to “Retirement” or “termination of employment” from a Company in the case of a Participant who is an employee of more than one Company, such reference shall mean Retirement or termination of employment from all Companies which employ such Participant; (iv) words in the singular shall include the plural, and vice-versa; and (v) words in the masculine gender shall include the feminine and neuter, and vice-versa.

ARTICLE III

ELIGIBILITY; RESTORATION AMOUNTS

Section 3.1                                      Eligibility.

(a)                                  Requirements for Eligibility.  An employee of a Company shall become a Participant on the later of the date (i) the employee becomes a Washington Group 401(k) Participant or a Westinghouse 401(k) Participant, (ii) the employee attains a position within a Company of Vice President or functional leader or an equivalent thereof as determined by the Committee for an officer and the Chief Executive Officer for a non-officer, or attains a higher position within a Company (any such position a “Qualifying Position”), (iii) the employee is selected for participation in this Plan as directed by the Committee or the Chief Executive Officer, and (iv) the employee is notified by the Committee of such selection.  The notice of selection shall be in such form and shall be provided in such manner as the Committee may determine.

(b)                                 Mid-Year Eligibility.  In the event an employee becomes eligible to commence participation in the Plan after the first day of a Plan Year, such employee shall commence participation on the date specified in the notice of selection sent by the Committee pursuant to Section 3.1(a).

(c)                                  Continuation of Participant Status.  Subject to Section 3.3, once an employee of a Company becomes a Participant, he shall continue to be a Participant until the entire balance credited to his Account is paid in full in accordance with Article V.

Section 3.2                                      Restoration Amounts.

(a)                                  401(k) Deferral Threshold.  The Account of a Participant shall be credited pursuant to this Plan for a particular Plan Year only if the Participant defers an amount under a Company 401(k) Plan for such Plan Year that is the maximum amount such Participant is permitted to defer under such Company 401(k) Plan to maximize the Company matching contributions under such Company 401(k) Plan for such Plan Year.

(b)                                 Restoration For Eligible 401(k) Compensation In Excess of 401(k) Limit.  The Account of a Participant who is a Washington Group 401(k) Participant shall be credited with five percent (5%) of the amount by which the Participant’s Eligible 401(k) Compensation exceeds the 401(a)(17) Limit.  The Account of a Participant who is a Westinghouse 401(k) Participant shall be credited with three percent (3%) of the amount by which the Participant’s Eligible 401(k) Compensation exceeds the 401(a)(17) Limit.

(c)                                  Restoration for Non-qualified Deferrals.  The Account of a Participant who is a Washington Group 401(k) Participant shall be credited with five percent (5%) of the amount of compensation, if any, deferred by the Participant pursuant to the Deferred Compensation Plan.  The Account of a Participant who is a Westinghouse 401(k) Participant shall be credited with three percent (3%) of the amount of compensation, if any, deferred by the Participant pursuant to the Deferred Compensation Plan.

(d)                                 Restoration of Ineligible 401(k) Compensation.  The Account of a Participant who is a Westinghouse Participant shall be credited with three percent (3%) of the amount of such Participant’s Incentive Compensation.

(e)                                  No Duplication.  Notwithstanding any provision of the Plan to the contrary, any Eligible 401(k) Compensation or Incentive Compensation with respect to a Participant shall be taken into account only once in determining the amount to be credited to such Participant’s Account under Section 3.2(b), (c) or (d).

Section 3.3                                      Termination of Crediting of Restoration Amounts.  In the event a Participant ceases to hold any Qualifying Position, the Participant shall no longer be eligible to have amounts credited to his Account under Section 3.2(b), (c) or (d).  The Committee shall so notify the Participant, and the crediting of amounts under Section 3.2(b), (c) or (d), as applicable, on behalf of such Participant shall cease as of the date specified in such notice.

ARTICLE IV

ESTABLISHMENT AND MAINTENANCE OF ACCOUNTS

Section 4.1                                      Establishment of Accounts.  The Committee shall establish a separate bookkeeping account for each Participant that shall be designated as the Participant’s “Account” under the Plan.  The Plan Sponsor shall credit to such Account the amounts under Section 3.2(b), (c) and (d), as applicable, and shall charge such Account for any distributions under the Plan with respect to the Participant or his Beneficiaries.  The amounts under Section 3.2(b), (c) and (d) shall be credited as of the date the excess Eligible 401(k) Compensation, the Incentive

Compensation or the amount deferred under the Deferred Compensation Plan with respect to a Participant is payable or is deferred under the Deferred Compensation Plan.

Section 4.2                                      Interest Credits.  Each Account shall be credited with interest commencing on the date the Account is established and up until the date of a Participant’s Retirement or other termination of employment.  The interest rate credited for any Plan Year shall be the Moody’s Average Corporate Bond Rate for August of the immediately preceding year, and the Plan Sponsor shall notify each Participant of such rate prior to commencement of a Plan Year.  Such interest shall be credited monthly and compounded daily.  Following a Participant’s Retirement or termination of employment from a Company, interest shall be credited at such rate and in such manner as the Administrative Committee determines is consistent with the rate at which interest is credited and the manner in which interest is credited hereunder prior to such Retirement or termination of employment.

Section 4.3                                      Account Valuation; Participant Statements.  For each Plan Year or more frequently as the Committee may determine, the Committee shall provide a written statement to each Participant setting forth as of a date specified in such statement: (i) the amount credited to his Account under Section 3.2(b), (c) or (d), as applicable, (ii) the rate at which interest was credited to his Account and the aggregate amount of interest credited to the Account since the last such statement, and (iii) his total Account balance.

ARTICLE V

DISTRIBUTION OF ACCOUNTS

Section 5.1                                      Form and Timing of Payment.

(a)                                  Deferred Payment Date.  At the time a Participant is notified of his selection by the Board under Section 3.1, he shall elect the form and timing of payment of his Account after Retirement or other termination of employment.  A Participant is permitted to choose payment in the form of either a lump sum or annual installments over a period of five (5), ten (10) or fifteen (15) years; provided, however, that notwithstanding any such election, if a Participant’s Account balance is less than Fifty Thousand Dollars ($50,000) on the date of his Retirement or termination of employment from a Company, his Account shall be paid in a lump sum.  A Participant may elect to receive payment of his Account as soon as practical after his Retirement or termination of employment or as soon as practical after the end of the calendar year in which the Participant’s Retirement or termination of employment occurs.  A Participant may change such elections; provided, however, that any such change shall be effective only if approved by the Committee and if received at least twelve (12) months before the date of the Participant’s Retirement or termination of employment with a Company.

(b)                                 Payment Upon Disability or Death.  Notwithstanding Section 5.1(a), in the event the Participant terminates employment with the Company due to Disability, such Participant’s Account shall be distributed in a lump sum to the Participant or his legal representative, and in the event the Participant’s termination of employment is due to his death, the Participant’s Account shall be distributed in a lump sum to his Beneficiary(ies).  A distribution pursuant to this Section 5.1(b) shall be made as soon as practical after the Committee receives evidence that is satisfactory to the Committee confirming the Participant’s Disability or death and the status of an individual as a legal representative or Beneficiary of the Participant.

Section 5.2                                      Committee Action.  The Committee may, in its sole and absolute discretion, accelerate the payment of all or any portion of the balance credited to a Participant’s Account (i) in the event the Committee determines that the Participant must include all or any portion of such Account in his gross income for federal income tax purposes even though such Account has not been distributed to the Participant, or (ii) if the Committee determines that such payment is in the best interests of the Company.

ARTICLE VI

ADMINISTRATION

Section 6.1                                      Authority and Duties of Administrator.  The Committee shall be responsible for administering the Plan and shall have sole and absolute discretion to (i) determine the eligibility of employees to participate in the Plan, (ii) interpret, construe and make determinations under the Plan, (iii) establish such rules as may be necessary or appropriate for the administration of the Plan, (iv) maintain Accounts, books and records with respect to the Plan, (v) calculate the amount determined under Section 3.2(b), (c) or (d) and the amount of interest credited under the Plan, (vi) delegate to an Administrative Committee authority to take certain actions on behalf of the Committee and to oversee the day-to-day operation of the Plan, and (vii) take such other action in the administration of the Plan as the Committee deems necessary or appropriate in furtherance hereof.  Any interpretation, construction or determination made or action taken by the Committee with respect to the Plan shall be conclusive and binding on all persons interested therein.

Section 6.2                                      Manner of Taking Action.  All actions permitted or required to be taken hereunder by a person who is an eligible employee under Section 3.1 or a Participant shall be effective only if such action is taken at the time and in the manner prescribed by the Committee and in accordance with the terms of the Plan.  All actions permitted or required to be taken hereunder by the Committee may be taken by a majority of its members at a meeting in person or by telephone, or by unanimous written consent of such members.  The Committee may delegate to any one or more of its members authority to individually take any action the Committee is authorized to take hereunder.

Section 6.3                                      Plan Expenses.  All expenses of administering the Plan shall be borne by the Company.

Section 6.4                                      Indemnification of Administrator.  To the extent permitted by law, the Plan Sponsor shall indemnify and save harmless any person serving as a member of the Committee or the Administrative Committee, or both, from claims for liability, loss or damage (including payment of expenses in connection with defense against any such claim) which result from such person’s good faith exercise or failure to exercise any responsibilities with respect to the Plan.

Section 6.5                                      Claims Procedure.

(a)                                  Benefit Claims.  A Participant (or his legal representative in the event of the Participant’s Disability or his Beneficiaries in the event of the Participant’s death) may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail.  Such a claim shall not be permitted unless submitted within two years from (i) in the case of a lump sum payment, the date on which the payment was made, (ii) in the case of installment payments, the date on which the first in the series of payments was made, or (iii) in the case of all other claims, the date on which the action complained of occurred or the inaction complained of should have occurred.  The Committee shall notify the claimant within ninety (90) days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee prior to the end of the ninety (90) day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional sixty (60) days.  Notice of the Committee’s decision shall be in writing, sent by mail to the Participant’s or Beneficiary’s last known address and, if the claim is denied, such notice shall (i) state the specific reasons for denial, (ii) refer to the specific provisions of the Plan upon which such denial is based, and (iii) describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the review procedure in Section 6.5(b), including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(b)                                 Review Procedure.  A claimant is entitled to request a review of any denial of his claim under Section 6.5(a).  The request for review must be submitted to the Committee in writing within sixty (60) days of mailing by the Committee of notice of the denial.  Absent a request for review within the sixty (60) day period, the claim shall be deemed extinguished in its entirety.  The claimant or his representative shall be entitled to submit issues and comments orally and in writing as well as other relevant documents to the Committee.  The claimant shall also be entitled to receive from the Committee, upon request and free of charge, reasonable access to and copies of all documents, records and other information relating to his claim.  The review shall be conducted by the Committee, which shall afford the claimant a hearing and which shall render a decision in writing within sixty (60) days of a request for a review, provided that, if the Committee determines prior to the end of such sixty (60) day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional sixty (60) days.  The review shall take account of all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination under Section 6.5(a).  The claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.  The claimant shall also be notified that, upon request and free of charge, the claimant can have reasonable access to and copies of all documents, records and other information relevant to his claim.

ARTICLE VII

BENEFICIARY DESIGNATION

A Participant may, on a form prescribed by and filed with the Committee, designate one or more Beneficiaries to receive the balance credited to the Participant’s Account, if any, in the event of the Participant’s death prior to full payment thereof.  If the designated Beneficiary is not the spouse of the Participant, the spouse must consent to the nonspousal Beneficiary designation, acknowledging his or her waiver of rights to the benefit, by providing the spouse’s notarized consent on the signature form. Such beneficiary designation may be changed by the Participant at any time without the consent of any prior Beneficiary (other than the spouse) upon receipt by the Committee of a new designation to that effect; provided, however, that no such designation shall be effective unless received by the Committee prior to the Participant’s death.  If a Participant fails to designate a Beneficiary hereunder, or if no Beneficiary survives the Participant, the Participant’s estate shall be deemed to be the Beneficiary.

ARTICLE VIII

AMENDMENT OR TERMINATION

The Committee may amend the Plan from time to time or terminate the Plan at any time; provided, however, that no amendment or termination shall reduce the Participant’s Account balance immediately prior to such amendment or termination.  In the event the Plan is terminated, payment of Accounts shall not be accelerated unless the Committee determines otherwise, and the terms of the Plan shall continue to apply until full payment thereof is made to the Participant or Beneficiary.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                      Liability of Company; Nature of Obligation.  Nothing herein shall be deemed to constitute the creation of a trust or other fiduciary relationship between a Company and any of its employees or between a Company and any other person.  Neither the Plan Sponsor nor any Company shall be considered a trustee by reason of this Plan.  Participants, Beneficiaries and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company with respect to a Participant’s Account and any amounts under Section 3.2(b), (c) or (d) or interest credited hereunder, and all amounts deferred or credited to an Account shall be payable solely from the general assets of the Company.

Section 9.2                                      Right of Set-Off.  Notwithstanding any provision of the Plan to the contrary, the Plan Sponsor shall have the right to reduce and offset any payment a Participant or Beneficiary is entitled to receive hereunder by the amount of any debt or other amount owed to a Company by the Participant at the time of such payment.

Section 9.3                                      No Guarantee of Employment.  Nothing contained herein shall require the Plan Sponsor or any Company to continue the employment of any person, and the Plan Sponsor and any Company shall have the right to terminate the employment of any person at any time notwithstanding the terms of the Plan.

Section 9.4                                      Benefits Not Assignable.  The Account of a Participant and any right or interest in any Salary or Incentive Compensation deferred or interest credited hereunder shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind or nature, or claim for alimony or support pursuant to a divorce decree or other court order, and any attempt to accomplish the foregoing shall be null and void.

Section 9.5                                      Severability.  If any particular provision of the Plan shall be found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provision shall not affect any other provision of the Plan and the other provisions of the Plan shall remain in full force and effect.

Section 9.6                                      Tax Withholding.  Any amounts payable hereunder shall be subject to all applicable federal, state and local tax withholding.

Section 9.7                                      Headings.  The headings of the several Articles and Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms of the provisions hereof.

Section 9.8                                      Governing Law.  To the extent not subject to ERISA, the Plan shall be governed by and construed and enforced in accordance with the laws of the State of Idaho, without regard to conflicts of laws principles thereof.